EXHIBIT 23.1


                      CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Preliminary Prospectus of Westfield America, Inc., dated December 20, 1999, for the registration of 1,185,854 shares of common stock and to the incorporation by reference therein of our report dated January 25, 1999 with respect to the consolidated financial statements of Westfield America, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

         We also consent to the incorporation by reference of our report dated January 19, 1998, with respect to the statement of revenues and certain expenses of Topanga Plaza for the year ended December 31, 1997, which is included in the Current Report on Form 8-K dated February 3, 1999 and incorporated by reference in the above mentioned Registration Statement on Form S-3 and related Preliminary Prospectus dated December 20, 1999.


/s/ Ernst & Young LLP


December 20, 1999
Los Angeles, California